Exhibit 99.j

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Invesco Management Trust of our report dated October 23, 2024, relating to the financial statements and financial highlights of Invesco Conservative Income Fund, which appears in Invesco Management Trust’s Annual Report on Form N-CSR for the year ended August 31, 2024. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm,” “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 18, 2024